Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Registration Statement on Form S-1/A (No. 333-288157) of our report dated April 2, 2026, except for Note 12, Subsequent Events, as to which the date is May 4, 2026, relating to the financial statements of NeuroSpectrum Insights, Inc. (f/k/a Autism Diagnostic Technologies, Inc.) for the years ended December 31, 2025 and 2024, and to the reference to our Firm under the caption “Experts” in the Registration Statement. Our report contains an explanatory paragraph about NeuroSpectrum Insights, Inc.’s ability to continue as a going concern.

/s/ Rosenberg Rich Baker Berman, P.A.

Somerset, New Jersey

July 29, 2026